Exhibit 99(i)-a
                        Opinion of Howard B. Butler, Jr.
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                              HOWARD B. BUTLER, JR
                                 ATTORNEY AT LAW

7721 SAN FELIPE, SUITE 202                            TELEPHONE: (713) 785-8609
HOUSTON, TEXAS 77063                                  TELECOPIER: (713) 785-3182

                                  June 23, 2000

MiraQuest Ventures, LLC
960 Broadway
Suite 250
Boise, Idaho 83706

       RE:   MediQuik Services, Inc. Ladies and Gentlemen:

       I have acted as counsel to MediQuik Services, Inc., a Delaware corporation ("the Company"), in connection with the Stock Purchase Agreement, dated as of June 30th, 2000, ("Purchase Agreement"), between the Company and MiraQuest Ventures, LLC ("the Investor"), providing for the purchase and sale of shares of the Company's common stock ("the Common Stock") and shares of the Company's Series "A" Preferred Stock ("Series A Shares"), collectively, "the Securities". This opinion is delivered to you pursuant to Section 4.7 of the Purchase Agreement. Unless specifically defined in this letter, capitalized terms used in this letter are used as defined in the Purchase Agreement.

       For purposes of this opinion letter, I have examined the following documents:

       1.    The Purchase Agreement;

       2.    The Voting Agreement;

       3.    The Employment Agreements;

       4.    The Warrant Agreement; and

       5. The Designation of Preferences, Limitations, and Relative Rights of Series "A" Preferred Stock (the "Designation of Rights").
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MiraQuest Ventures, LLC
June 23, 2000
Page Two

       The Purchase Agreement, the Voting Agreement, the Employment Agreements, and the Warrant Agreement are sometimes collectively referred to as the "Material Agreements". In addition, I have examined such other documents and considered such questions of law as I have deemed necessary or appropriate. I have also reviewed the Articles (Certificate) of Incorporation ("Articles") and Bylaws of the Company, each as amended (if at all) to date (collectively, the "Organizational Documents"), and the resolutions of the Company regarding the Material Agreements and the transactions contemplated thereby.

       As of the date of this letter, based upon and subject to the foregoing, and subject to the exceptions, qualifications, limitations, comments, and assumptions set forth in this letter, I am of the opinion that:

             1. The Company is a corporation duly incorporated and in good standing under the laws of the State of Delaware.

             2. The Company has the requisite corporate power to conduct its business as it is currently being conducted. The Company has the requisite corporate power and authority to execute and deliver the Material Agreements, to issue and sell the Securities thereunder, to issue the Conversion Shares upon conversion of the Series "A" Shares, and to carry out the provisions of the Purchase Agreement, the other Material Agreements and the Designation of Rights.

             3. The execution, delivery, performance and compliance with the terms of the Material Agreements and the issuance and sale of the Securities contemplated by the Purchase Agreement have been duly and validly authorized by all necessary corporate action the part of the Company and, to the extent required, if any, the stockholders. The Material Agreements have been duly executed and delivered by one or more authorized officers of the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.
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MiraQuest Ventures, LLC
June 23, 2000
Page Three

             4. The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, of which 6,392,539 shares are issued and outstanding, and 1,000,000 shares of preferred Stock, all of same are designated Series "A" preferred Stock, none of which were issued or outstanding prior to the Closing. All issued and outstanding shares of the Company's Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive or similar rights contained in the Organizational Documents. The Series "A" Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable. Issuance of the shares of Common Stock issuable upon conversion of the Series "A" Shares (the "Conversion Shares") has been duly authorized and upon issuance and delivery in accordance with the terms of the Articles and the Designation Of Rights, will be validly issued, fully paid and nonassessable. To the best of my knowledge, except as set forth in Section 2.5 of the Purchase Agreement and the Schedule of Exceptions thereto, and except for the conversion rights of the Series "A" Shares, there are no outstanding options, warrants, rights (including conversion or preemptive rights), convertible securities or agreements of any kind for the purchase or acquisition from the Company of any of its securities, other than the rights granted pursuant to the Purchase Agreement.

             5. The stock certificates representing the Series "A" Shares are in due and proper form and have been duly and validly executed by the officers of the Company.

             6. The execution, delivery, performance and compliance with the terms of the Material Agreements and the issuance and sale of the Securities contemplated by the Purchase Agreement do not violate (i) any provision of any applicable law, rule or regulation, (ii) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which I have actual knowledge, (iii) any provision of the Company's Organizational Documents, or (iv) to the best of my actual knowledge, any material contractual obligation to which the Company is a party or by which it is bound.
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MiraQuest Ventures, LLC
June 23, 2000
Page Four

             7. To the best of my actual knowledge, all consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations, declarations or filings with, any Federal or state governmental authority on the part of the Company required to be made in connection with the consummation of the transactions contemplated by the Material Agreements have been obtained, and are effective, and to the best of my actual knowledge, there are no proceedings, or threat thereof, which question the validity thereof.

             8. The offer and sale of the Securities is exempt from the registration requirements of the Securities Act of 1933, as amended to date.

             9. The Company is not, and upon consummation of the transactions contemplated by the Purchase Agreement will not be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

       To the best of my actual knowledge, after making due inquiry, there is no action, suit or proceeding pending against the Company and the Company has not received any threat thereof, which questions the validity of the Purchase Agreement or the other Material Agreements, or the right of the Company to enter into such agreements or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company.

       This opinion is rendered as of the date of this letter, and I disclaim any obligation to advise you of any changes in the circumstances, laws, or events that may occur after this date or to otherwise update this opinion. This opinion is rendered solely for the benefit of Investor and its successors and assigns and may not be relied upon by any other person or entity.


Very truly yours,

/s/ Howard B. Butler, Jr.

Howard B. Butler, Jr.

HBBJr/sb